Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-76837, 333-118417, 333-134157 and 333-135193), and Form S-8 (333-116320, 333-105895, 333-10719, 333-44821, 333-62439, 333-69905, 333-88657, 333-30534, 333-40380, 333-63764, 333-90760, 333-125665, 333-135196 and 333-135198) of Range Resources Corporation of our report dated April 5, 2006 relating to the financial statements of Stroud Energy, Inc., which appears in the Current Report on Form 8-K/A of Range Resources Corporation dated August 9, 2006.
/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
August 9, 2006